SUB-ITEM 77M:	Mergers

(a)	Phoenix All-Cap Growth Fund, formerly a series of Phoenix
Investment Trust 06; Phoenix Balanced Fund, formerly a series of Phoenix Series Fund; Phoenix Capital Growth Fund, formerly a series of Phoenix Series Fund; Phoenix Growth & Income Fund, formerly a series of Phoenix Equity Series Fund; Phoenix Growth Opportunities Fund, formerly a series of Phoenix Opportunities Trust; Phoenix Income & Growth Fund, formerly a series of
Phoenix Investment Series Fund; Phoenix Mid-Cap Growth Fund, formerly a series of Phoenix Series Fund; Phoenix Quality Small-Cap Fund, formerly a series of Phoenix Investment Trust 97; Phoenix Small-Cap Growth Fund, formerly a series of Phoenix Investment Trust 06; Phoenix Small-Cap Sustainable Growth Fund, formerly a series of Phoenix Investment Trust 97; Phoenix Small-Cap Value Fund, formerly a series of Phoenix Investment Trust
97; Phoenix Small-Mid Cap Fund, formerly a series of Phoenix Asset Trust and Phoenix Strategic Growth Fund, formerly a series of Phoenix Strategic Equity Series Fund.

(b)	On November 15, 2007, the Board of Trustees approved a tax-
free reorganization of each of the above-referenced funds into an identical counterpart fund having the same name in Phoenix Equity Trust. The reorganizations occurred on March 10, 2008. These reorganizations were conducted in order to consolidate the number of trusts within the Phoenix Funds family.